Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Jarden Corporation and subsidiaries (the “Company”) for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 19, 2007, with respect to the consolidated financial statements and schedule of the Company, the Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Jarden Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 10, 2007